Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS THIRD QUARTER 2020 RESULTS

Strong Loan and Deposit Growth, Record Merchant Payment Processing Income and Launch of New Digital Platform

Jericho, NY – October 23, 2020 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the third quarter of 2020. Results comparing the current quarter to the second quarter of 2020 (“linked quarter”) include:

●	Net income increased $1.1 million, or 42%, to $3.6 million, or $0.48 per diluted share, as compared to $2.5 million, or $0.33 per diluted share on a linked quarter basis. For the third quarter of 2019, net income and diluted earnings per share were $3.8 million and $0.49, respectively, relatively unchanged from the current quarter levels.

●	Due to the continued uncertainty surrounding the pandemic and its effects on the economy, the Company continued to record a quarterly provision for loan losses at elevated levels as our reserve coverage ratio of 1.82% remained relatively unchanged on a linked quarter basis.

●	Returns on average assets and common equity were 1.60% and 11.99%, respectively, as compared to 1.20% and 8.77% for the quarter ended June 30, 2020. Our net income and returns were negatively impacted by our elevated provision for loan losses.

●	Loans increased $42.0 million, or 28% annualized, to $635.7 million in the current quarter, primarily driven by higher yielding attorney commercial loans and, to a lesser extent, multifamily loans. The Company continues to actively deploy excess liquidity from core deposit growth during the year into higher yielding loans.

●	Deposits increased $20.6 million, or 11.3% annualized, to $745.5 million on a linked quarter basis, primarily driven by commercial deposits, with a cost of funds of only 0.15% (including demand deposits). Demand deposits, totaling $321.3 million, represent 43% of total deposits at quarter end. Off balance sheet sweep funds totaled $393 million at quarter end, demonstrating the continued strength of our branchless core business model.

●	The net interest margin declined 24 basis points to 4.23% on a linked quarter basis primarily due to elevated liquidity and accelerated prepayments on our securities portfolio. Both factors are a result of the historically low interest rate environment caused by the pandemic and its negative effects on the overall economy.
●	Merchant fee income from our payment processing platform increased 31% to $3.7 million on a linked quarter basis, despite the negative effects that the pandemic had on the economy. Total fee income represents 30% of total revenue for the third quarter of 2020.
●	Continued solid asset quality metrics with loans 90 days past due totaling $5.8 million (1) and nonaccrual loans totaling $1.8 million. Nonperforming loans to total loans was 1.20% while loans in our payment deferral program totaled $33.4 million at quarter end.
●	Recently announced the launch of our new suite of best-in-class digital technologies anchored by a newly designed website, brand image and proprietary customer service CRM platform.
●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Coupling our merchant payment processing platform with our newly enhanced digital platforms and new hires, including our Chief Banking and Revenue Officer, should significantly enhance our growth prospects in 2021 and beyond,” stated Tony Coelho, Chairman of the Board.

(1) Loans 90 days past due and still accruing were comprised of one multifamily loan serviced by a third party that is past maturity with loan payments held by Esquire Bank. Based on discussions with the servicer and the borrower, the loan should be extended and payments will be applied to bring this credit current in the fourth quarter of 2020.

“Our current growth in loans and fee income during these challenging economic times clearly demonstrates the strength of our unique business model,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “Our significant investment in innovation over the past year will ensure that the markets we serve view our Company as a leading technology provider in the financial and payment processing verticals.”

Third Quarter Earnings

Net income for the quarter ended September 30, 2020 was $3.6 million, or $0.48 per diluted share, compared to $3.8 million, or $0.49 per diluted share for the same period in 2019. Returns on average assets and common equity for the current quarter were 1.60% and 11.99%, respectively, compared to 2.01% and 14.58% for the same period of 2019.  Our net income and returns were negatively impacted by our elevated provision for loan losses in the current quarter as discussed below.

Net interest income for the third quarter of 2020 increased $460 thousand, or 5.3%, to $9.2 million, due to growth in average interest earning assets totaling $144.9 million, or 20.1%, to $865.3 million when compared to the same period in 2019. Our net interest margin decreased 59 basis points to 4.23% for the third quarter of 2020 compared to 4.82% for the same period in 2019 primarily due to higher levels of interest earning cash balances coupled with accelerated prepayments in our available-for-sale securities portfolio due to the historically low interest rate environment.  Further, declines in loan yields were primarily offset by rate reductions on interest bearing deposits as part of the Company’s overall asset/liability management strategy. Average loans in the quarter increased $80.0 million, or 15.1%, to $608.3 million when compared to the third quarter of 2019 with growth concentrated in our commercial attorney and multifamily portfolios. Our loan-to-deposit ratio was 85.3% and loan growth was funded with core deposits (total deposits excluding certificates of deposit), representing 99.4% of total deposits at September 30, 2020.

The provision for loan losses was $900 thousand for the third quarter of 2020, a $475 thousand increase from the comparable period in 2019. The higher provision was due to growth in the loan portfolio and the overall increase in our allowance for loan loss levels due to economic and non-economic qualitative risk factors associated with the COVID-19 pandemic and its effects on the overall economy. As of September 30, 2020, Esquire had nonperforming loans to total loans of 1.20%, including one multifamily loan totaling $5.8 million that was 90 days past due and still accruing.  This loan is well secured, has a loan-to-value of approximately 65% and is in the process of collection.

Noninterest income increased $409 thousand, or 11.8%, to $3.9 million for the third quarter of 2020 as compared to the third quarter of 2019. Our merchant payment processing platform experienced strong growth that was partially offset by decreased income on administrative service payment (“ASP”) fees for off-balance sheet funds. Merchant processing income of $3.7 million increased $437 thousand, or 13.3%, compared to the comparable prior quarter in 2019. This increase was due to the expansion of our sales channels through independent sales organizations (“ISOs”), increased number of merchants, payment processing volume increases and fee allocation arrangements as we continue to focus on prudently growing this source of stable fee income. On a linked quarter basis, our merchant processing volumes increased $1.1 billion, or 36%, to $4.2 billion for the quarter ended September 30, 2020 despite the negative effects that the pandemic had on the economy. Other noninterest income, consisting primarily of ASP fee income, declined by $28 thousand compared to the same period in 2019 due to significant reductions in short-term interest rates. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds and short-term interest rates.  Off balance sheet sweep funds totaled $393 million at quarter end, demonstrating the continued strength of our branchless core business model.

Noninterest expense increased $681 thousand, or 10.3%, to $7.3 million for the third quarter of 2020 as compared to the third quarter of 2019. This increase was primarily driven by increases in employee compensation and benefits, data processing and occupancy and equipment costs, partially offset by a decrease in marketing and sales related costs. Employee compensation and benefits costs increased $555 thousand, or 14.5%, due to increases in the number of employees to support our continued growth and new digital platform, as well as the impact of year-end salary and stock-based compensation increases. Data processing costs increased $134 thousand, or 21.0%, due to increased processing volume, primarily driven by our core banking platform, as well as additional costs related to certain technology implementations. Occupancy and equipment costs increased $98 thousand, or 19.0%, primarily due to amortization of internally developed software for our technology initiatives, precautionary office cleaning costs related to COVID-19 and additional office space to support growth. Marketing and sales related costs decreased $166 thousand, or 44.8%, due to a freeze on travel and a transition to virtual attendance at industry conferences as well as other business development expenses impacted by the pandemic. The Company’s efficiency ratio was 55.6% for the three months ended September 30, 2020 as compared to 54.0% for the same period in 2019.  Overall, the increase in noninterest expense can be primarily attributed to our overall growth, including our payment processing vertical, significant investment in our new suite of best-in-class digital technologies anchored by a newly designed website and brand image and our proprietary CRM and digital marketing platform. Additionally, new hires, with a focus on sales and risk management, will continue to support our future growth. We believe this current investment in technology, people and resources will significantly enhance our growth prospects in 2021 and beyond.

The effective tax rate was unchanged at approximately 26.5% for the three months ended September 30, 2020 as compared to the same period in 2019.

Year to Date Earnings

Net income for the nine months ended September 30, 2020 was $8.7 million, or $1.14 per diluted share, compared to $10.3 million, or $1.32 per diluted share for the same period in 2019. Returns on average assets and common equity for the current period were 1.36% and 10.03%, respectively, compared to 1.90% and 13.86% for the same period of 2019. In 2020, we recorded an additional provision for credit losses totaling $3.0 million, or $0.29 per diluted share, based on qualitative factors reflective of the rapid decline in economic conditions due to the pandemic in the first six months of 2020, as well as recording our current quarter’s provision for loan losses at these elevated levels.

Net interest income for the nine months ended September 30, 2020 increased $2.3 million, or 9.1%, to $27.6 million, due to growth in average interest earning assets totaling $133.4 million, or 19.3%, to $825.3 million when compared to the same period in 2019. Our net interest margin decreased 42 basis points to 4.46% for the nine months ended September 30, 2020 compared to 4.88% for the same period in 2019 primarily due to higher levels of interest earning cash balances coupled with accelerated prepayments in our available-for-sale securities portfolio due to the historically low interest rate environment.  Further, declines in loan yields were primarily offset by rate reductions on interest bearing deposits as part of the Company’s overall asset/liability management strategy. Average loans for the nine months ended September 30, 2020 increased $88.3 million, or 17.7%, to $587.3 million when compared to the nine months ended September 30, 2019, with growth concentrated in our commercial attorney and multifamily portfolios.

The provision for loan losses was $4.7 million for the nine months ended September 30, 2020, a $3.5 million increase from the comparable period in 2019. The higher provision was due to loan growth and an increase in our economic and non-economic qualitative risk factors associated with the COVID-19 pandemic and its effects on the overall economy.

Noninterest income increased $1.3 million, or 15.2%, to $10.0 million for the nine months ended September 30, 2020 as compared to the same period in 2019. Our merchant payment processing platform experienced strong growth that was partially offset by decreased income on ASP fees for off-balance sheet funds. Merchant processing income increased $1.5 million, or 19.2%, compared to the nine months ended September 30, 2019. This increase was due to the expansion of our sales channels through ISOs, increased number of merchants, payment processing volume increases and fee allocation arrangements as we continue to focus on prudently growing this source of stable fee income.  Other noninterest income, consisting primarily of ASP fee income, declined by $221 thousand compared to the same period in 2019 due to significant reductions in short-term interest rates. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds and short-term interest rates.

Noninterest expense increased $2.3 million, or 12.6%, to $20.9 million for the nine months ended September 30, 2020 as compared to the same period in 2019. This increase was primarily driven by increases in employee compensation and benefits, data processing costs, occupancy and equipment costs, professional and consulting fees, and certain other expenses offset by decreases in marketing and sales related costs.  Employee compensation and benefits costs increased $1.6 million, or 14.8%, due to increases in the number of employees due to growth and our new digital platform, as well as the impact of year-end salary and stock-based compensation increases. Data processing costs increased $415 thousand, or 22.3% due to increased processing volume, primarily driven by our core banking platform, as well as additional costs related to certain technology implementations. Occupancy and equipment costs increased $336 thousand, or 24.0%, primarily due to amortization of internally developed software for our technology initiatives, precautionary office cleaning costs related to COVID-19 and additional office space to support growth. Professional and consulting fees increased $236 thousand, or 11.0%, driven by the expansion of our technology and marketing efforts tied to our new digital platform. Charitable donations increased $110 thousand in 2020, in an effort to assist the local community in responding to hardships brought on from the current crisis. Marketing and sales related costs decreased $530 thousand, or 53.4%, due to a freeze on travel and a transition to virtual attendance at industry conferences as well as other business development expenses impacted by the pandemic. The Company’s efficiency ratio was 55.8% for the nine months ended September 30, 2020 as compared to 54.8% for the same period ended 2019 as we continue to strategically invest in our Company’s future. We believe this investment in technology, people and resources will significantly enhance our growth prospects in 2021 and beyond.

The effective tax rate for the nine months ended 2020 was approximately 26.5% as compared to approximately 27.0% for same period in 2019.

Asset Quality

Nonperforming assets, totaling $7.6 million, consisted of loans 90 days past due and still accruing totaling $5.8 million and several nonaccrual consumer loans totaling $1.8 million as of September 30, 2020. Loans 90 days past due were comprised of one multifamily loan serviced by a third party that is past maturity with loan payments held by Esquire Bank. Based on discussions with the servicer and the borrower, the loan should be extended and payments will be applied to bring this credit current in the fourth quarter of 2020. At September 30, 2020, nonperforming assets as a percentage of total loans, assets and the allowance for loan losses to nonperforming assets was 1.20%, 0.86% and 152%, respectively, including loans 90 days past due and still accruing. As of September 30, 2020, the allowance for loan losses was $11.6 million, or 1.82% of total loans, as compared to $6.7 million, or 1.26% of total loans at September

30, 2019. The increase in the allowance as a percentage of loans was related to increases in economic and non-economic qualitative risk factors associated with the COVID-19 pandemic and its effects on the economy, as well as loan growth in the commercial attorney and commercial real estate loan categories. The ultimate impact of the crisis is unknown and highly uncertain at this time.

Balance Sheet

At September 30, 2020, total assets were $880.9 million, reflecting a $121.2 million, or 15.9% increase from September 30, 2019. This increase is attributable to increases in loans totaling $101.7 million, or 19.1%, to $635.7 million, primarily driven by commercial attorney and multifamily loans, funded with core low-cost deposits. Our available-for-sale securities portfolio decreased $28.7 million, or 20.7%, to $110.4 million as compared to September 30, 2019 primarily due to accelerated prepayments as a result of the prolonged low interest rate environment. Total deposits were $745.5 million as of September 30, 2020, a $101.0 million, or 15.7% increase from September 30, 2019. This was primarily due to a $95.6 million, or 42.4%, increase in noninterest bearing demand deposits to $321.3 million, a $21.0 million, or 5.3% increase in Savings, NOW and Money Market deposits to $419.9 million, offset by a $15.7 million, or 78.4%, decrease in time deposits. The net increase in deposits was primarily driven by commercial and escrow low-cost deposits from our litigation and small business platforms.

Stockholders’ equity increased $15.0 million to $121.9 million as of September 30, 2020 compared to September 30, 2019. In the first nine months of 2020, 34,306 shares of treasury stock were repurchased at a cost of $567 thousand under the Company’s previously announced stock repurchase program, which authorized the repurchase of up to 300,000 shares of our common stock. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

COVID-19 Pandemic

From a lending and credit risk perspective, we have taken actions to identify and assess our COVID-19 related credit exposures by borrower and loan category. No specific COVID-19 related credit impairment was identified within our securities portfolio. We implemented a customer payment deferral program (principal and interest) to assist business borrowers and certain consumers that may be experiencing financial hardship due to COVID-19 related challenges. These loans will continue to accrue interest during the deferral period unless otherwise classified as nonaccrual. Consistent with the CARES ACT and regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. There were no delinquent loans upon adoption of our payment deferral program. The following table provides information regarding payment deferral loans.

	As of September 30, 2020
	(Dollars in thousands)
			Weighted Average	Weighted Average
	Number of	Loan	Debt Service	Loan to
	Borrowers	Balance	Coverage	Value Ratio
1 – 4 family	3	$14,149	1.32x	69%
Commercial	1	2,954	NA	NA
Multifamily	4	6,988	1.29x	59
Commercial real estate	2	9,309	1.30x	59
Construction	—	—	NA	NA
Consumer	9	34	NA	NA
Total	19	$33,434

From a merchant processing perspective, we have taken action to identify and assess our COVID-19 related credit exposure, primarily defined as merchant returns and chargebacks, by merchant industry type and category. These industry types include, but are not limited to, restaurants, hospitality, travel and entertainment. We have also assessed the level and adequacy of our ISO and merchant reserves held on deposit at Esquire Bank. Currently, based on our assessments, we have not identified any elevated credit risk in these affected industry types and other categories and our return and chargeback ratios remain relatively consistent with pre-COVID-19 levels.

The COVID-19 pandemic may continue to impact our financial results and demand for our products and services during the final quarter of 2020 and potentially beyond. The short and long-term implications of this healthcare and economic crisis may continue to affect our revenues, earnings results, allowance for loan losses, capital reserves, and liquidity in the future.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible merchant payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; and our cyber security risks are increased as the result of an increase in the number of employees working remotely. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	September 30,	December 31,	September 30,
	2020	2019	2019
ASSETS
Cash and cash equivalents	$110,593	$61,806	$61,676
Securities available for sale, at fair value	110,421	146,419	139,165
Securities, restricted at cost	2,694	2,665	2,665
Loans	635,667	565,369	533,949
Less: allowance for loan losses	(11,557)	(6,989)	(6,741)
Loans, net of allowance	624,110	558,380	527,208
Premises and equipment, net	2,857	2,835	2,872
Other assets	30,224	25,903	26,152
Total Assets	$880,899	$798,008	$759,738

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$321,343	$201,837	$225,740
Savings, NOW and money market deposits	419,859	459,037	398,812
Certificates of deposit	4,308	19,746	19,959
Total deposits	745,510	680,620	644,511
Other liabilities	13,443	6,326	8,324
Total liabilities	758,953	686,946	652,835
Total stockholders' equity	121,946	111,062	106,903
Total Liabilities and Stockholders' Equity	$880,899	$798,008	$759,738

Selected Financial Data
Common shares outstanding	7,662,840	7,652,170	7,541,670
Book value per share	$15.91	$14.51	$14.17
Equity to assets	13.84%	13.92%	14.07%

Capital Ratios (1)
Tier 1 leverage ratio	12.21%	13.50%	13.11%
Common equity tier 1 capital ratio	15.67%	16.68%	16.90%
Tier 1 capital ratio	15.67%	16.68%	16.90%
Total capital ratio	16.93%	17.83%	18.08%

Asset Quality
Loans 90 days past due and still accruing (2)	$5,837	$—	$—
Nonaccrual loans	1,779	1,476	1,076
Nonperforming loans	$7,616	$1,476	$1,076

Allowance for loan losses to total loans	1.82%	1.24%	1.26%
Nonperforming loans to total loans	1.20%	0.26%	0.20%
Nonperforming assets to total assets	0.86%	0.18%	0.14%
Allowance to nonperforming loans	152%	474%	626%

(1) Regulatory capital ratios presented on bank-only basis.

(2) Loans 90 days past due and still accruing were comprised of one multifamily loan serviced by a third party that is past maturity with loan payments held by Esquire Bank. Based on discussions with the servicer and the borrower, the loan should be extended and payments will be applied to bring this credit current in the fourth quarter of 2020.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Interest income	$9,496	$9,498	$28,535	$27,303
Interest expense	289	751	978	2,044
Net interest income	9,207	8,747	27,557	25,259
Provision for loan losses	900	425	4,700	1,250
Net interest income after provision for loan losses	8,307	8,322	22,857	24,009

Noninterest income:
Merchant processing income	3,721	3,284	9,527	7,994
Other noninterest income	163	191	432	653
Total noninterest income	3,884	3,475	9,959	8,647

Noninterest expense:
Employee compensation and benefits	4,372	3,817	12,448	10,841
Other expenses	2,913	2,787	8,482	7,752
Total noninterest expense	7,285	6,604	20,930	18,593
Income before income taxes	4,906	5,193	11,886	14,063
Income taxes	1,300	1,376	3,150	3,793
Net income	$3,606	$3,817	$8,736	$10,270

Earnings Per Share
Basic	$0.49	$0.52	$1.18	$1.39
Diluted	$0.48	$0.49	$1.14	$1.32

Selected Financial Data
Return on average assets	1.60%	2.01%	1.36%	1.90%
Return on average equity	11.99%	14.58%	10.03%	13.86%
Net interest margin	4.23%	4.82%	4.46%	4.88%
Efficiency ratio (1)	55.6%	54.0%	55.8%	54.8%

(1) Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended September 30,
	2020			2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$608,313	$8,936	5.84%	$528,328	$8,312	6.24%
Securities, includes restricted stock	113,580	494	1.73%	146,408	950	2.57%
Interest earning cash and other	143,420	66	0.18%	45,688	236	2.05%
Total interest earning assets	865,313	9,496	4.37%	720,424	9,498	5.23%

NONINTEREST EARNING ASSETS	28,708			34,267

TOTAL AVERAGE ASSETS	$894,021			$754,691

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$430,511	$203	0.19%	$381,533	$625	0.65%
Time deposits	17,751	85	1.90%	19,902	125	2.49%
Total interest-bearing deposits	448,262	288	0.26%	401,435	750	0.74%
Short-term borrowings	2	—	—%	1	—	—%
Secured borrowings	85	1	4.68%	88	1	6.22%
Total interest-bearing liabilities	448,349	289	0.26%	401,524	751	0.74%

NONINTEREST BEARING LIABILITIES
Demand deposits	315,761			240,502
Other liabilities	10,260			8,785
Total noninterest bearing liabilities	326,021			249,287
Stockholders' equity	119,651			103,880

TOTAL AVG. LIABILITIES AND EQUITY	$894,021			$754,691
Net interest income		$9,207			$8,747
Net interest spread			4.11%			4.49%
Net interest margin			4.23%			4.82%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Nine Months Ended September 30,
	2020			2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$587,282	$26,055	5.93%	$498,989	$23,524	6.30%
Securities, includes restricted stock	129,791	2,132	2.19%	151,557	3,073	2.71%
Interest earning cash and other	108,229	348	0.43%	41,326	706	2.28%
Total interest earning assets	825,302	28,535	4.62%	691,872	27,303	5.28%

NONINTEREST EARNING ASSETS	29,793			30,281

TOTAL AVERAGE ASSETS	$855,095			$722,153

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$426,347	$697	0.22%	$356,812	$1,665	0.62%
Time deposits	19,001	277	1.95%	20,034	375	2.50%
Total interest bearing deposits	445,348	974	0.29%	376,846	2,040	0.72%
Short-term borrowings	20	—	—%	1	—	—%
Secured borrowings	85	4	6.29%	88	4	6.08%
Total interest bearing liabilities	445,453	978	0.29%	376,935	2,044	0.73%

NONINTEREST BEARING LIABILITIES
Demand deposits	283,841			238,485
Other liabilities	9,421			7,676
Total noninterest bearing liabilities	293,262			246,161
Stockholders' equity	116,380			99,057

TOTAL AVG. LIABILITIES AND EQUITY	$855,095			$722,153
Net interest income		$27,557			$25,259
Net interest spread			4.33%			4.55%
Net interest margin			4.46%			4.88%